EXHIBIT 99.11

Friday August 4, 2000

Company Press Release

SOURCE: GlobalMedia.com
GlobalMedia.com buys Magnitude Network Assets From iCAST

GlobalMedia Consolidates Radio Streaming on the Internet
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VANCOUVER, August 4, 2000, -- GlobalMedia.com (Nasdaq: GLMC - news), a leader in
Internet broadcasting and e-services, announced today that it has purchased certain assets of Magnitude Network, Inc., a subsidiary of iCAST Corporation, a majority-owned operating company of CMGI, Inc. (Nasdaq: CMGI). Magnitude Network provides online media and streaming solutions for broadcasters. With this acquisition, and the recent purchase of 212 contractual agreements from
OnRadio.com  in  June  2000,   GlobalMedia   has  taken  a  major  leap  towards
consolidating radio streaming on the Web. GlobalMedia acquired the assets of Magnitude for approximately $6 million in stock plus additional warrants. GlobalMedia will now provide streaming media, web site development, and e-commerce services for Magnitude's more than 100 radio stations across the U.S. and Canada. These stations reach approximately 11.8 million off-line listeners;
more  than  2  million   listeners  tune  into  these   Internet   stations  for
approximately 42 million minutes per month. A recent Jupiter Communications report said that the global market for streaming media is expected to grow from $78 million this year to $2.5 billion by 2004.

Jeff Mandelbaum, president and CEO of GlobalMedia, said, "With this acquisition, we will now be broadcasting content for 12 of the top 50 Arbitron-rated streaming stations (Arbitron, February 2000), a move which strengthens our value proposition to our customers and provides greater revenue opportunity by driving increased traffic to our sites." Mandelbaum expects that the integration will proceed without delay and that acquired assets will begin contributing revenues to GlobalMedia immediately since the broadcast formats of the two companies are very similar.

Margaret Heffernan, president and CEO of iCAST, said, "The assets sold by Magnitude Network will add tremendous value to GlobalMedia, as it bolsters its existing model of providing off-line broadcasters with Internet streaming media and e-commerce solutions. This will allow iCAST to more aggressively focus our energy on delivering a world-class Internet-only radio offering, an area in which we already enjoy outstanding technology and content leadership."

About GlobalMedia.com
---------------------
GlobalMedia.com (www.globalmedia.com) creates end-to-end solutions for streaming and e-commerce on the Internet. GlobalMedia provides businesses with private label rich media players that generate revenue through advertising and online retail. Winner of the prestigious Linux Journal award for the "Best Overall Linux Solution" at Comdex '99, GlobalMedia's applications are scalable, easily implemented and highly customizable.

About iCAST
-----------
iCAST (www.icast.com) is a multi-media rich, online entertainment company that champions self-publishing within a personalized, community-oriented environment. iCast.com empowers individuals with the tools to create, customize and share their personal entertainment passions. It offers original, user-generated and syndicated audio and video content, entertainment news, features and interviews, live and archived events, and more. iCAST is a majority-owned operating company of CMGI, Inc. (Nasdaq: CMGI) This press release may contain forward-looking statements, including statements relating to the increase in size of the radio audiences of GlobalMedia's network affiliates, increased traffic and revenues, integration of Magnitude customers with the GlobalMedia network, and timing of revenues, within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act of 1934 and is subject to a safe harbor created by these sections. Actual results may differ materially due to a number of risks, including technological and operational challenges need for additional capital, changes in consumer preference, developments affecting the Internet and risks relating to the integration of acquisitions and other risks relating to Global Media's business identified in the company's periodic filings with the Securities and Exchange Commission.

Contacts:
Gina Beckles, Investor Relations
Porter.LeVay & Rose, Inc.
(212) 564-4700
gina@plrinvest.com
Prem Gill, Media Relations
GlobalMedia.com
(888) 322-2282
pgill@globalmedia.com



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